Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Third Quarter 2012 Results

HOUSTON, TX— October 30, 2012 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $39 million, or $0.10 per basic and diluted share, for the third quarter of 2012, compared to a net loss of $47 million, or $0.12 per basic and diluted share, for the third quarter of 2011.

Total expenditures (excluding changes in working capital) for the quarter ending September 30, 2012 were approximately $129 million. These expenditures are consistent with previously announced 2012 estimated total expenditures of between $550 and $650 million.  Cobalt’s cash, cash equivalents, and investments position at the end of the third quarter was approximately $1.5 billion. This included about $485 million designated for future operations held in escrow and collateralizing letters of credit, but excluded approximately $110 million in the TOTAL drilling fund for the U.S. Gulf of Mexico. Cobalt continues to have no outstanding debt.

Conference Call

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s third quarter results.  Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer and John P. Wilkirson, Chief Financial Officer.

Due to the current storm on the East Coast the dial-in information has changed.  The call can be accessed live over the telephone by dialing (888) 846-5003, or for international callers, (480) 629-9856.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517.  The passcode for the replay is 4573722.  The replay will be available until November 13, 2012.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors-Presentations and Publications section of Cobalt’s website at www.cobaltintl.com.  A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent oil exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Richard A. Smith Vice President, Investor Relations and Planning +1 (713) 579-9141	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information (Unaudited):

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2012	2011	2012	2011
	($ in thousands except per share data)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses:
Seismic and exploration	6,327	4,757	35,682	12,010
Dry hole expense and impairment	15,041	31,840	131,720	36,859
General and administrative	18,916	11,459	52,239	36,115
Depreciation and amortization	269	186	782	549
Total operating costs and expenses	40,553	48,242	220,423	85,533
Operating income (loss)	(40,553)	(48,242)	(220,423)	(85,533)
Other income (expense):
Interest income (expense), net	1,339	1,255	3,955	3,010
Total other income (expense)	1,339	1,255	3,955	3,010
Net income (loss) before income tax	(39,214)	(46,987)	(216,468)	(82,523)
Income tax expense	—	—	—	—
Net income (loss)	$(39,214)	$(46,987)	$(216,468)	$(82,523)

Basic and diluted income (loss) per share	$(0.10)	$(0.12)	$(0.54)	$(0.22)
Weighted average common shares outstanding	406,543,628	386,826,845	402,272,534	373,073,307

Consolidated Balance Sheet Information:

	September 30, 2012 (Unaudited)	December 31, 2011 (Audited)
	($ in thousands)
Cash and cash equivalents	$126,770	$292,546
Short-term restricted funds	90,280	69,009
Short-term investments	885,394	858,293
Total current assets	1,253,010	1,335,094
Total property, plant and equipment	1,026,124	863,326
Long-term restricted funds	394,453	270,235
Long-term investments	12,853	47,232
Total assets	2,689,209	2,527,944
Total current liabilities	150,884	238,069
Total long-term obligations	168,238	210,961
Total stockholders’ equity (406,559,153 and 387,531,630 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively)	2,368,510	2,078,914
Total liabilities and stockholders’ equity	2,689,209	2,527,944

Consolidated Statement of Cash Flows Information (Unaudited):

	Nine Months Ending September 30,
	2012	2011
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(134,647)	$(35,544)
Investing activities	(520,543)	(552,740)
Financing activities	489,414	478,204